January 22, 2001



Mr. Gregory T. Cook
President and Chief Executive Officer
Emerging Vision, Inc.
1065 Avenue of the Americas, 31st Floor
New York, N.Y. 10018

Dear Mr. Cook:

         This letter sets forth the terms and conditions under which Goldin Associates, L.L.C. ("GA") has agreed to provide interim management services to Emerging Vision, Inc. (hereinafter the "Company"), with respect to its Sterling Optical, Insight laser and ambulatory surgery divisions/subsidiaries
(collectively, the "Divisions") at the direction of the Board of Directors of the Company or its Chairman or other officers, pursuant to delegated authority.

         1.  Scope of Services.
             -----------------

         (a) During the term hereof, GA shall provide interim management services to the Company to assist it through a contemplated operational restructuring of the Divisions. Specifically, GA will be responsible for directing the day-to-day affairs of the Divisions and for managing the restructuring process, subject to oversight by the Board of Directors.

         (b) The engagement will be headed by a GA consultant who is reasonably acceptable to the Company. That executive will initially be Michael McGeeney of GA and all employees of the Divisions will report directly to him. Mr. McGeeney shall report to the Board of Directors.

         (c) During the term hereof, Mr. McGeeney shall devote his principal professional efforts to this engagement. He shall remain associated with GA and can continue to perform duties in connection thereto; such responsibilities shall not interfere with his responsibilities hereunder.

         (d) In connection with this engagement, GA shall have complete access to all business records and employees of the Company relating to the Divisions.

         (e) This agreement does not contemplate the provision of services as a financial advisor in connection with a) a public offering or sale of securities,
b) a merger or acquisition or c) the identification or solicitation of private investors by GA. GA is not retained to perform accounting or auditing services and will not be responsible for independently verifying the accuracy of information generated by the Company.

         2. Term. This engagement shall commence January 16, 2001 and shall continue for an initial term of six months. The engagement may be extended by the Board of Directors on notice to GA of not less than thirty days.

         3.  Compensation.

         As consideration for its services, the Company agrees to pay to GA a fee of $50,000 per month. A payment of $50,000 shall be due immediately upon execution of this agreement and for each month thereafter shall be made on the monthly anniversary of this agreement.

         (a) The Company agrees to pay to GA an Incentive Fee, comprising in the aggregate warrants (at a price of 1c each) to purchase 5% of the outstanding common stock of the Company (as existing on the date of this agreement, save that customary anti-dilution protections shall apply, excepting bona fide new capital investments). The Incentive Fee shall be provided to GA in increments according to the following schedule: (1) warrants to purchase 1.65% of the common stock of the Company shall be provided to GA on the commencement of this engagement; (2) warrants to purchase 1.11% of the common stock of the Company shall be provided to GA immediately following a year in which the Divisions shall realize earnings before interest, depreciation, taxes and amortization (EBIDTA) of $1 million; (3) warrants to purchase 1.11% of the common stock of the Company shall be provided to GA immediately following a year in which the Divisions shall realize EBIDTA of $2 million; (4) and warrants to purchase 1.12% of the common stock of the Company shall be provided to GA immediately following a year in which the Divisions shall realize EBIDTA of $3 million. The aforesaid warrants, save for warrants previously referred to in this paragraph under (1) (which shall be exercisable immediately), may be exercised only if the applicable EBITDA targets are achieved within four years of the date of this letter and all the all of the aforesaid warrants shall expire seven years after their issuance. This Incentive Fee shall survive the termination of GA's engagement under this or any subsequent agreement (other than a termination by GA), unless the terms of this agreement shall subsequently be modified by a written agreement between the parties hereto.

         (b) The Company shall pay to GA all reasonable out-of-pocket expenses incurred by GA in connection with its services pursuant hereto, including, but not limited to, travel, hospitality, messenger, telecommunications, duplication and the like. Said expenses shall be paid or reimbursed, as the case may be, upon presentation by GA of reasonably detailed statements therefor. Expenses shall reasonably include lodging (whether in a hotel or rental property, at GA's discretion) and transportation costs, including leased or rental cars, for Mr. McGeeney. Any GA executive who is expending his or her principal professional efforts at the Company shall, to the extent permitted by the Company's plans, be entitled to the ordinary health insurance coverage the Company provides senior officers, under the same terms as apply to such other officers.

         4. Resignation. In the event Mr. McGeeney resigns or otherwise becomes unavailable to assist the Company, GA may propose to the Board of Directors another senior executive as a replacement, but the Board of Directors will have no obligation to accept the proposed designee. If the Board does not accept the proposed designee and the Board terminates the engagement, the engagement will be deemed terminated by GA.

         5.  Indemnification and Exculpation

         (a) The Company agrees to indemnify and hold harmless GA, its employees, principals and their agents, successors and assigns (collectively, the "Indemnitees") from and against all claims, liabilities, losses, damages, costs and expenses (collectively, "Indemnification Expenses") which such Indemnitees may incur or to which such Indemnitees may become subject in connection with any action, suit, proceeding or investigation (collectively, "Action") brought or threatened against an Indemnitee by reason of any action taken or omitted by such Indemnitee in rendering services pursuant to this agreement, or that in any way relate to or arise out of the subject matter hereof; provided, however, that the Company shall not indemnify an Indemnitee in respect of Actions relating to matters in which such Indemnitee has been found by a court of competent jurisdiction, in a judgment which has become final and is no longer subject to appeal, to have engaged in acts or omissions constituting fraud, gross negligence or willful misconduct (collectively, "Willful Acts"). The Company shall promptly pay and/or reimburse, as incurred, any reasonable costs and expenses paid by or due from an Indemnitee that are indemnifiable hereunder; provided, however, that if any Indemnitee is found to have engaged in Willful Acts in connection with this engagement, GA shall immediately reimburse to the Company any and all Indemnification Expenses paid to or on behalf of such Indemnitee pursuant hereto. The Company may, at its option, assume the defense of an action subject to indemnification hereunder, with counsel reasonably satisfactory to GA, but may not settle any such action of behalf of an Indemnitee without GA's consent, which will not be unreasonably withheld.

         (b) In the event that any Indemnitee is designated an officer or director of the Company, its subsidiaries or affiliates, such Indemnitee shall be a beneficiary under the Company's directors' and officers' insurance policies to the same extent as directors and officers are or remain beneficiaries of such coverage. Such Indemnitees shall be entitled, at Company expense, to obtain a separate endorsement designating them as named insureds under the policies. The terms of this paragraph 5 shall not be construed to narrow or limit in any way the terms of any indemnification otherwise granted to any Indemnitee pursuant to the Certificate of Incorporation or By-laws of the Company.

         (c) None of the Indemnities (as defined in paragraph (a) above) shall have any liability to the Company or any person, group or class claiming through or in the right of the Company based on any action taken or omitted by such Indemnitee in rendering services pursuant to this agreement or relating in any way to the subject matter hereof (i) if such action was taken or omitted at the direction of the Board of Directors of the Company or any officer or other person to whom the Board of Directors has delegated authority to give directions in connection with the services to be performed hereunder or (ii) in the case of any other such action taken or omitted, unless such Indemnitee has been found by a court of competent jurisdiction, in a judgment which has become final and is no longer subject to appeal, to have engaged in Willful Acts, as defined above.

         (d) The terms of this paragraph 5 shall survive termination of this agreement.

         6. Miscellaneous.

         (a) This agreement shall be deemed to have been made in and shall be construed and enforced in accordance with the internal laws of the State of New York without reference to the conflict of law rules thereof.

         (b) In the event the Company seeks protection under the United States Bankruptcy Code, it shall, at the earliest date convenient, move to assume this agreement or to submit it to the Bankruptcy Court for approval or ratification, as counsel to the Company shall advise.

         (c) This agreement includes the entire understanding between the parties and may be modified only by a written agreement executed by the parties.

         (d) This agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         If the foregoing correctly sets forth our agreement with respect to the matters described herein, kindly countersign and return to us the enclosed copy of this letter, together with a check in the amount of $50,000, whereupon this letter shall become a binding agreement between us in accordance with its terms.

                                                Very  truly  yours,  Goldin
                                                Associates, L.L.C.

                                                By:
                                                   -----------------------------
                                                   Harrison J. Goldin
                                                   Senior Managing Director



Agreed:

Emerging Vision, Inc.



By:
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